Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:

Robert A. Doody Jr.

Assistant Director, Investor Relations

Phone (610) 321-6290

Kristina M. Broadbelt (for media)

Associate Director, PR & Advocacy

Phone (610) 321- 2358

VIROPHARMA LICENSES RIGHTS FROM INTELLECT NEUROSCIENCES FOR PRODUCT CANDIDATE FOR FRIEDREICH’S ATAXIA

Exton, PA, September 30, 2011 – ViroPharma Incorporated (NASDAQ: VPHM) today announced the license of worldwide rights from Intellect Neurosciences, Inc. (OTCBB:ILNS) to its clinical stage drug candidate, OX1, being developed for the treatment of Friedreich’s Ataxia (FA), a rare, hereditary, progressive neurodegenerative disease.

OX1, or indole-3-propionic acid (IPA), is a naturally occurring, small molecule that has potent anti-oxidant properties that can protect against neurodegenerative disease. In a recent Phase 1 safety and tolerability study conducted in the Netherlands, OX1 was demonstrated to be safe and well tolerated at all dose levels tested. ViroPharma expects to initiate a phase 2 study within 12 to 18 months after completion of longer term toxicology studies. ViroPharma intends to file for Orphan Drug Designation upon review of the phase 2 proof of concept data.

Under the terms of the agreement, ViroPharma has exclusive worldwide rights to develop and commercialize OX1 for the treatment, management or prevention of any disease or condition covered by Intellect’s patents. ViroPharma paid Intellect Neurosciences a $6.5 million up-front licensing fee and will pay additional milestones based upon defined events. The maximum of these milestone payments assuming successful advancement to market could amount to $120 million. The company will also pay a tiered royalty of up to a maximum percentage of low teens, based on annual net sales.

“The mission of ViroPharma is to improve the health of patients suffering from serious diseases and unmet medical needs, and Friedreich’s Ataxia clearly fits in that class,” said Vincent Milano, ViroPharma’s chief executive officer. “FA robs children and young adults of muscle coordination leading to loss of mobility, energy, speech, and hearing, and presents a significant risk of diabetes and life shortening cardiac disease. While OX1 is early in development, this novel therapy has the potential to be a solution for this unmet need, and to make a significant difference in the lives of patients suffering from this rare disorder, and their families and caregivers.

Jennifer Farmer, MS, CGC, Executive Director, Friedreich’s Ataxia Research Alliance (FARA) commented, “We are very pleased that ViroPharma is advancing the clinical research of OX1 in Friedreich’s Ataxia. Sadly, there are currently no FDA-approved treatments for this devastating disease. We look forward to working with ViroPharma to advance this therapy forward, through building collaborative efforts with our clinical research network and connecting them to the patient community through our worldwide patient registry.”

About Friedreich’s Ataxia

Friedreich’s Ataxia is a rare hereditary disease caused by a mutation in a gene which encodes frataxin, a protein essential for proper functioning of mitochondria, the energy pumps of the cell. In the absence of frataxin, iron in the cytoplasm builds up and causes free radical damage. The disease causes progressive damage to the nervous system, resulting in symptoms ranging from gait disturbance to speech problems; it can also lead to heart disease and diabetes. Ataxia in general refers to the inability to coordinate voluntary muscular movements. The ataxia of Friedreich’s ataxia results from the degeneration of nerve tissue in the spinal cord, in particular sensory neurons essential for directing muscle movement of the arms and legs. The spinal cord becomes thinner and nerve cells lose some of their myelin sheath. The primary sites of pathology are the spinal cord and peripheral nerves. Symptoms typically begin sometime between the ages of 5 and 15 years, but may occur in patients between the ages of 20 to 30. The disease usually presents with progressive staggering or stumbling and frequent falling. The symptoms are slow and progressive with a median age of death at 35 years old. Friederich’s Ataxia is the most common form of hereditary ataxia, and is thought to affect about 1 in every 50,000 people or approximately 6,000 patients in the United States. Currently there are no FDA approved drugs for FA.

For more information on FA, visit the Friedreich’s Ataxia Research Alliance website at: www.curefa.org.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few if any clinical therapeutic options, including C1 esterase inhibitor deficiency, treatment of seizures in children and adolescents, and C. difficile infection (CDI). Our goal is to provide rewarding careers to employees, to create new standards of care in the way serious diseases are treated, and to build international partnerships with the patients, advocates, and health care professionals we serve. ViroPharma’s commercial products address diseases including hereditary angioedema (HAE) and CDI; for full U.S. prescribing information on our products, please download the package inserts at http://www.viropharma.com/Products.aspx; the prescribing information for other countries can be found at www.viropharma.com.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events, including the therapeutic indication and use, safety, efficacy, tolerability and potential of OX1 and our focus, goals, strategy, research and development programs, and ability to develop pharmaceutical products, commercialize pharmaceutical products, and execute on our plans including clinical development activities with OX1 related to Friedreich’s Ataxia or other indications. There can be no assurance that our clinical program with OX1 will yield positive results or support further development of OX1 for Friedreich’s Ataxia. The FDA or EMA may view the data regarding OX1 for Friedreich’s Ataxia as insufficient or inconclusive, request additional data, require additional clinical studies, delay any decision past the time frames anticipated by us, limit any approved indications, or deny the approval of OX1 for Friedreich’s Ataxia. These factors, and other factors, including, but not limited to those described in our annual report on Form 10-K for the year ended December 31, 2010 and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements. These forward looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this press release.

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